Exhibit 3.1

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 11 ARTICLES OF CONTINUANCE (SECTION 187)	FORMULE 11 CLAUSES DE PROROGATION (ARTICLE 187)

1.	Name of the Corporation	Dénomination sociale de la société

BakBone Software Incorporated

2.	The province or territory in Canada where the registered office is situated	La province ou le territoire au Canada où est situé le siège social

Alberta

3.	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et le nombre maximal d’actions que la société est autorisée à émettre

See Schedule “A” attached hereto.

4.	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

None

5.	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum of three (3); maximum of twelve (12)

6.	Restrictions, if any, on the business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

None

7.	(1) If change of name effected, previous name	(1) S’il y a changement de denomination sociale, indiquer la denomination sociale antérieure

N/A

	(2) Details of incorporation	(2) Détails de la constitution

The Corporation was formed pursuant to Articles of Amalgamation filed under the Business Corporations Act (Alberta) effective April 1, 2002.

8.	Other provisions, if any	Autres dispositions, s’il y a lieu

See Schedule “B” attached hereto.

DATE August 11, 2003	SIGNATURE	9. Capacity of – En Qualité de Director

For Departmental use Only - À ll’usage du ministère Corporation No. No de la société	Printed Name –Nome en letters moulées J.G. (Jeff) Lawson

IC 3247 (2001/11)

Schedule “A”

SHARE PROVISIONS

OF

BAKBONE SOFTWARE INCORPORATED

BakBone Software Incorporated (“Corporation”) is authorized to issue:

an unlimited number of common shares (“Common Shares”);

22,000,000 Series A Preferred Shares (“Series A Preferred Shares”),

all subject to the following rights, privileges, restrictions and conditions.

ARTICLE I

SERIES A PREFERRED SHARES

(A) Rights, Preferences and Restrictions of Series A Preferred Shares. The Series A Preferred Shares of this Corporation (the “Series A Preferred Shares”) shall consist of 22,000,000 shares, and shall be subject to the rights, preferences, privileges and restrictions as set forth below in this Article I.

1. Dividend Provisions. The holders of Series A Preferred Shares shall be entitled to receive dividends, out of any assets legally available therefor, when, as and if declared by the Board of Directors. Such dividends shall be distributed among the holders of Series A Preferred Shares and Common Shares pro rata based on the number of Common Shares then held by each holder (assuming conversion of all such Series A Preferred Shares into Common Shares).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive, (i) prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Shares by reason of their ownership thereof, an amount per share equal to CDN $1.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Shares then held by them, plus (ii) ratably with holders of the Common Shares, any declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive. The preferences set forth in this Section 2(a) shall not apply in a Liquidation Transaction (as defined below) if the holders of a majority of the outstanding shares of Series A Preferred Shares (i) have previously agreed in writing to vote in favor of or tender their shares to the proposed Liquidation Transaction or (ii) vote in favor of, or tender their shares to, the proposed, Liquidation Transaction.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Shares of the Corporation shall receive all of the remaining assets of the Corporation.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the shareholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the resulting issuer following the transaction.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as a control person or an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record (at such holder’s address of record as maintained on the books of the Corporation) of Series A Preferred Shares written notice of any impending Liquidation Transaction not later than 10 days prior to the shareholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Transaction shall in no event take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of these Share Provisions, all notice periods or requirements in these Share Provisions may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Series A Preferred Shares that are entitled to such notice rights.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series A Preferred Shares shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3. Redemption. The Series A Preferred Shares are not redeemable.

4. Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Shares as is determined by dividing CDN $1.00 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Shares shall be CDN $1.00. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series A Preferred Shares shall automatically be converted into shares of Common Shares at the Conversion Price at the time in effect for such share, immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Shares in a firm commitment underwritten a United States public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than U.S. $2.04 per share (appropriately adjusted for stock splits, stock dividends, reclassification and the like) for gross cash proceeds to the Corporation of not less than U.S. $25,000,000 and where the Company has successfully listed on the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange (or such other nationally recognized stock exchange as approved by a majority of the holders of the Series A Preferred Shares) (any such exchange hereinafter referred to as a “Recognized Exchange”) and, subject to the initial four month “hold periods” which will attach to the Series A Preferred Shares and the Common Shares issuable on conversion thereof under applicable Canadian securities laws, the shares of Common Shares obtainable through conversion of the Series A Preferred Shares will be freely tradable without restriction (other than restrictions arising solely because of the holder’s aggregate shareholdings in the Corporation or as a result of a holder constituting a “control person” under applicable securities legislation), or (ii) after the Company has successfully listed its stock on such Recognized Exchange, and, subject to the initial four month “hold periods” which will attach to the Series A Preferred Shares and Common Shares issuable on conversion thereof under applicable Canadian securities laws, the shares of Common Shares obtainable through conversion of the Series A Preferred Shares will be freely tradable without restriction (other than restrictions arising solely because of the holder’s aggregate shareholdings in the Corporation or as a result of a holder constituting a “control person” under applicable securities legislation) and the holders of Series A Preferred Shares have received written notice from the Corporation that the Corporation’s Common Share price has closed for 45 consecutive trading days at a price in excess of U.S. $3.40 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization), or (iii) at the time that the holders of Series A Preferred Shares have received written notice from the Corporation that the Common Shares of the Corporation have had a closing price, for 45 consecutive trading days, on the Toronto Stock Exchange, of at least CDN $5 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization), or (iv) the date specified by written consent of the holders of a majority of the Series A Preferred Shares outstanding, or (v) at the election of the Corporation, by notice in writing to the holders of the Series A Preferred Shares, if at such time the voting rights attaching to such Series A Preferred Shares represent less than 10% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares of the Corporation.

(c) Mechanics and Effect of Conversion. Subject to the provisions below relating to automatic or deemed conversion, before any holder of Series A Preferred Shares shall be entitled to convert such Series A Preferred Shares into Common Shares, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Shares as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series A Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Shares upon conversion of such Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the closing of such sale of securities. Upon the automatic conversion of the Series A Preferred Shares to Common Shares in accordance with the provisions hereof, the Common Shares issuable upon conversion of the Series A Preferred Shares shall be deemed to have been issued and the person or persons to whom such Common Shares are to be issued shall be deemed to have become the holder or holders of record of such Common Shares on the conversion date, unless the transfer registers of the Corporation shall be closed on such date, in which case the Common Shares shall be deemed to have been issued and such person or persons deemed to have become the holder or holders of record of such Common Shares on the date on which such transfer registers are next reopened. In the case of an automatic conversion in accordance with the provisions of section 4(b) above, the rights of the holders of the Series A Preferred Shares to acquire Common Shares shall be deemed to be exercised without any further action on the part of such holders and the Common Shares issuable thereby shall be deemed to be issued to the holders of the Series A Preferred Shares, at such time as the Corporation has given to holders of Series A Preferred Shares written notice of the automatic conversion event that has occurred. After such automatic conversion, certificates for Series A Preferred Shares will represent only the right of the registered holder thereof to receive the Common Shares to be issued upon conversion, which Common Shares shall be delivered to the holder against surrender of the certificate or certificates evidencing the Series A Preferred Shares in exchange therefor.

(d) Conversion Price Adjustments of Series A Preferred Shares for Certain Splits and Combinations. The Conversion Price of the Series A Preferred Shares shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event the Corporation should at any time after the date upon which any shares of Series A Preferred Shares were first issued (the “Purchase Date” with respect to such series), fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (hereinafter referred to as “Common Shares Equivalents”) without payment of any consideration by such holder for the additional Common Shares or the Common Shares Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, provided that the holders of Series A Preferred Shares do not also receive such dividend or other distribution or the benefit of such split or subdivision, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Shares shall be appropriately decreased so that the number of shares of Common Shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Shares outstanding and those issuable with respect to such Common Shares Equivalents with the number of shares issuable with respect to Common Shares Equivalents determined from time to time as provided in Section 4(d)(iii) below.

(ii) Reverse Stock Splits. If the number of shares of Common Shares outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Shares, then, following the record date of such combination, the Conversion Price for the Series A Preferred Shares shall be appropriately increased so that the number of shares of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii) Additional Adjustments Respecting Common Share Equivalents. The following provisions shall apply for purposes of this Section 4(d):

(A) The aggregate maximum number of shares of Common Shares deliverable upon conversion, exchange or exercise of Common Shares Equivalents (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) shall be deemed to have been issued at the time such Common Shares Equivalents were issued.

(B) In the event of any change in the number of shares of Common Shares deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Shares Equivalents including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Shares, to the extent in any way affected by or computed using such Common Shares Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares or any payment of such consideration upon the conversion, exchange or exercise of such Common Shares Equivalents.

(C) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any such Common Shares Equivalents, the Conversion Price of the Series A Preferred Shares, to the extent in any way affected by or computed using such Common Shares Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Shares (and Common Shares Equivalents which remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Shares Equivalents.

(D) Notwithstanding anything to the contrary contained herein, the foregoing provisions shall not apply to rights which are issued, but not exercised, under any shareholder rights protection plan of the Corporation, provided that holders of Series A Preferred Shares are entitled to participate ratably in such plan with holders of Common Shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Shares shall be entitled to a proportionate share of any such distribution (subject to the prior consent of the Toronto Stock Exchange, if required, which the Corporation covenants and agrees to use its reasonable and best efforts to obtain) as though they were the holders of the number of shares of Common Shares of the Corporation into which their shares of Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive upon conversion of such Series A Preferred Shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series A Preferred Shares after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series A Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Shares against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Shares, and the number of shares of Common Shares to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Shares the holder is at the time converting into Common Shares and the number of shares of Common Shares issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Shares pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Shares at the time in effect, and (C) the number of shares of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Shares.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Shares, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Shares, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Shares, such number of its shares of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Shares; and if at any time the number of authorized but unissued shares of Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Articles.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(l) Meetings and Extraordinary Resolutions. Any holder of Series A Preferred Shares may, at any time convene a meeting of the Series A Preferred shareholders, if the holder executes a request for a meeting, signed in one or more counterparts, by Series A Preferred shareholders holding in the aggregate not less than 5% of the aggregate number of Series A Preferred Shares then outstanding. The Corporation, at its election, may also convene a meeting of the Series A Preferred shareholders. At least ten (10) days prior notice of any meeting of Series A Preferred shareholders shall be given to the Series A Preferred shareholders in the manner provided for herein for providing notices to shareholders and to the Corporation. Such notice shall state the time when and the place where the meeting is to be held, shall state briefly the general nature of the business to be transacted thereat and shall contain such information as is reasonably necessary to enable the Series A Preferred shareholders to make a reasoned decision on the matter but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed. Every such meeting shall be held in the City of San Francisco, California or San Diego, California. A representative director of the holders of the Series A Preferred Shares or, if no such person is available, a senior officer of the Corporation designated in writing by the Corporation, shall be Chairman of the meeting and, if no individual is so designated or if the individual so designated is not present within fifteen (15) minutes from the time fixed for the holding of the meeting, the Series A Preferred shareholders present in person or by proxy shall choose an individual present to be Chairman. At any meeting of the Series A Preferred shareholders, a quorum shall consist of Series A Preferred shareholders present in person or by proxy and representing at least 51% of the then outstanding Series A Preferred Shares, provided that at least two persons entitled to vote thereat are present in person or by proxy. No business shall be transacted at any meeting unless a quorum is present at the commencement of business. The Chairman of any meeting at which a quorum of the Series A Preferred shareholders is present may, with the consent of the meeting, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe. Representatives of the Corporation may attend any meeting of the Series A Preferred shareholders but shall have no vote as such unless in their capacity as a Series A Preferred Shareholder or a proxy for a Series A Preferred Shareholder. Other than as specifically set forth in these share provisions, questions other than those required to be determined by extraordinary resolution shall be decided by a majority of the votes cast on the resolution. In addition, the Series A Preferred shareholders at a meeting shall have the power, exercisable from time to time by extraordinary resolution:

(i) to amend, alter or repeal any extraordinary resolution previously passed or sanctioned by the Series A Preferred shareholders;

(ii) to waive any default on the part of the Corporation in complying with any provision of these Series A Preferred Share provisions, either unconditionally or on any condition specified in such extraordinary resolution; or

(iii) to restrain any Series A Preferred Shareholder from taking or instituting any suit, action or proceeding against the Corporation for the enforcement of any of the covenants on the part of the Corporation in these Series A Preferred Share terms or to enforce any of the rights of the Series A Preferred shareholders.

An extraordinary resolution is passed by the affirmative vote of Series A Preferred shareholders holding not less than 66 2/3% of the aggregate number of the then outstanding Series A Preferred Shares represented at the meeting and voted on such resolution or, alternatively, by written resolution signed in one or more counterparts by Series A Preferred shareholders holding at least 66 2/3% of the then outstanding Series A Preferred Shares. An ordinary resolution is passed by the affirmative vote of Series A Preferred shareholders holding not less than 50% of the aggregate number of the then outstanding Series A Preferred Shares represented at the meeting and voted on such resolution or, alternatively, by written resolution signed in one or more counterparts by Series A Preferred shareholders holding at least 50% of the then outstanding Series A Preferred Shares. Every resolution and every extraordinary resolution passed in accordance with the provisions herein at a meeting of the Series A Preferred shareholders shall be binding on all the Series A Preferred shareholders, whether present at or absent from such meeting.

5. Voting Rights.

(a) Voting for Directors. The holders of Series A Preferred Shares shall, voting together as a class, have the right to elect two (2) directors of the Corporation. The holders of the Common Shares, together with the holders of Series A Preferred Shares voting together on an as converted basis, shall have the right to elect the remaining directors of the Corporation. In the case of any vacancy on the Board of Directors occurring among the directors elected by a specified group of shareholders and not caused by removal, the remaining director or directors so elected by such specified group may elect a successor to hold the office for the unexpired term of such director. Any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, (a) in the case of the two (2) directors elected by the holders of the Series A Preferred Shares, the affirmative vote of the holders of a majority of the shares of such specified group, and (b) in the case of the balance of the directors, the affirmative vote of the holders of a majority of the shares voted at a duly called meeting held to consider such action, in each case given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled only by (i) in the case of the two (2) directors elected by the holders of the Series A Preferred Shares, the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent, and (ii) in the case of the balance of the directors, the affirmative vote of the holders of a majority of the shares voted at a duly called meeting held to consider such action. In addition, notwithstanding anything to the contrary contained herein, (i) at such time as the voting rights attaching to all Series A Preferred Shares outstanding represent less than 15% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares, the holders of the Series A Preferred Shares shall only have the right to elect one (1) director of the Corporation, and (ii) at such time as the voting rights attaching to all outstanding Series A Preferred Shares represent less than 10% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares, the holders of the Series A Preferred Shares shall not be entitled to any preferential rights in electing the directors of the Corporation.

(b) Vote Other Than For Directors. Except as provided by Section 5(a) and 6 or otherwise in these share provisions or as provided by law, the holders of Series A Preferred Shares shall have the same voting rights as the holders of Common Shares and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Shares and the Series A Preferred Shares shall vote together as a single class on all matters. Each holder of Common Shares shall be entitled to one vote for each share of Common Shares held, and each holder of Series A Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Shares into which such shares of Series A Preferred Shares could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Protective Provisions. The Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Shares:

(a) alter or change the rights, preferences or privileges of the shares of Series A Preferred Shares so as to affect adversely the shares of such series, whether by merger, consolidation or otherwise;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Shares;

(c) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Preferred Shares) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Shares with respect to voting, dividends, conversion or upon liquidation;

(d) redeem, purchase, pay a dividend on, or make any distribution on account of any share or Common Shares;

(e) repay any shareholder notes or obligations to parties related to a shareholder incurred other than in the ordinary course of business;

(f) make any material change in the Corporation’s principal line of business;

(g) amend or enact any stock option plan, restricted stock plan, or employee stock purchase plan to increase the authorized number of shares available for issuance to employees and consultants, the result of which would result in the aggregate number of Common Shares reserved for issuance under such plans exceeding, in aggregate, a number equal to 10,803,958 Common Shares (appropriately adjusted for any stock dividends, stock splits, recapitalizations, and the like);

(h) liquidate or dissolve the Corporation;

(i) increase of the authorized number of members of the Board of Directors of the Corporation from seven (7); and

(j) take any other action which requires the approval of the Series A Preferred Shares under applicable law.

7. Status of Converted Stock. In the event any Series A Preferred Shares shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and may not be re-issued by the Corporation.

(B) Common Shares.

1. Dividend Rights. Subject to the rights of holders of Series A Preferred Shares, the holders of the Common Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article I(A).

3. Redemption. The Common Shares are not redeemable.

4. Voting Rights. Each holder of Common Shares shall have the right to one vote per share of Common Shares, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Schedule “B”

a. The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

b. Meetings of the shareholders may be held at any place within Alberta or California, or at any city within Canada or the United States.